Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Techwell, Inc.
Mark Voll, Chief Financial Officer
408-435-3888
mvoll@techwellinc.com

Investor Contact:
Tom Krause
650-799-7465
investor@techwellinc.com

TECHWELL, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

SAN JOSE, Calif., August 5, 2009 (GLOBE NEWSWIRE) — Techwell, Inc. (Nasdaq: TWLL), a leading designer of mixed signal video semiconductor solutions for the security surveillance and automotive infotainment markets, today announced that its Board of Directors has adopted a Stockholder Rights Plan.  Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of Techwell common stock held by stockholders of record as of the close of business on August 18, 2009.

The Rights Plan is designed to enable all Techwell stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Techwell.  The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

The Rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan (or earlier if the stockholders of Techwell do not ratify the Rights Plan at the 2010 stockholders’ meeting or at or before each third annual stockholders’ meeting thereafter).  The Rights will be exercisable only if a person or group acquires 20 percent or more of Techwell’s common stock, subject to certain exceptions set forth in the Rights Plan.  If a person or group acquires 20 percent or more of Techwell’s common stock while the Rights Plan remains in place, all Rights holders, except such person or group, will be entitled to acquire Techwell’s common stock at a discount.  The effect will be to discourage acquisitions of 20 percent or more of Techwell’s common stock in the absence of negotiations with Techwell’s Board of Directors.

The Rights will trade with Techwell’s common stock unless and until they are separated upon the occurrence of certain future events.  Techwell’s Board of Directors may terminate the Rights Plan at any time or redeem the Rights prior to the time a person or group acquires 20 percent or more of Techwell’s common stock.  Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the Rights Plan.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of factors that may cause results to differ, see Techwell’s SEC reports, including its Quarterly Report on Form 10-Q filed on May 7, 2009, with the Securities and Exchange Commission. Statements included in this release are based upon information known to Techwell as of the date of this release, and Techwell assumes no obligation to update information contained in this press release.

About Techwell

Techwell is a fabless semiconductor company that designs, markets and sells mixed signal video semiconductor solutions for the security surveillance and automotive infotainment markets. Headquartered in San Jose, CA, Techwell currently has over 160 employees in the U.S., China, Japan, South Korea and Taiwan. Please visit www.techwellinc.com for more information.

Techwell, Inc. and the Techwell, Inc. logo are trademarks of Techwell, Inc. All other trademarks are the property of their respective owners.